POWERED BY INTEGRITY THE UGI CODE OF BUSINESS CONDUCT AND ETHICS

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED TABLE OF CONTENTS WE HONOR WE CONDUCT OUR LEGACY BUSINESS RESPONSIBLY A Message From Leadership 4 Competing Fairly 26 Our Mission, Vision, and Values 5 Preventing Bribery and Corruption 28 The UGI Family 6 Contracting With the Government 30 Avoiding Insider Trading 32 WE FOLLOW Being Alert for Money Laundering 34 OUR CODE Conducting Business Beyond Borders 35 A Shared Commitment 8 Our Responsibilities 9 WE PRESERVE 4HRPUN.VVK*OVPJLZ  OUR REPUTATION :OHYPUN*VUJLYUZ  Maintaining Financial Integrity 37 Protecting: WE UNDERSTAND Physical and Electronic Assets 39 OUR OBLIGATIONS  *VUÄKLU[PHS0UMVYTH[PVU  TO OTHERS (]VPKPUN*VUÅPJ[ZVM0U[LYLZ[  Knowing the Rules About Gifts 7YVTV[PUN/LHS[OHUK:HML[`  and Entertainment 48 Maintaining a Respectful Workplace *VTT\UPJH[PUN(IV\[<.0   +P]LYZP[`HUK,X\HS6WWVY[\UP[`  Anti-harassment 20 WE SUPPORT Interacting With: THE COMMUNITY Customers 22 Protecting the Environment 54 Third Parties 23 Honoring Human Rights 55 The Government 24 Volunteering and Contributing Responsibly 56 CLOSING THOUGHTS HELPFUL RESOURCES 2 TABLE OF CONTENTS

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED WE HONOR OUR LEGACY A MESSAGE FROM LEADERSHIP OUR MISSION, VISION, AND VALUES THE UGI FAMILY 3 WE HONOR OUR LEGACY

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED A MESSAGE FROM LEADERSHIP At UGI, integrity powers everything we do – and it has done so, every day, since our founding more than 135 years ago. Our Code of Business Conduct and Ethics reinforces our commitment to integrity. It summarizes the standards that apply everywhere we do business and helps us to navigate an increasingly complex world. It also underscores our “Open Door” culture and our support for open communication and sharing of concerns. Please read our Code and refer to it often. You are encouraged – in fact, we rely on you – to reach out to any member of the leadership team or contact the UGI/AmeriGas Integrity Helpline if you have a question or see something that just doesn’t seem right. Together, we will continue to make UGI one of the most respected companies in our industry and beyond. Sincerely, John L. Walsh President and CEO, UGI Corporation WalshJ@ugicorp.com 4 WE HONOR OUR LEGACY

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OUR MISSION, VISION, AND VALUES

OUR MISSION

UGI's mission is to be the preeminent energy distribution company in our targeted global markets by providing a superior range of energy products and services to our customers.

OUR VISION

At UGI, we believe that safe, reliable, and efficient energy is a necessity for our customers and communities. We strive to deliver this fundamental need through best-in-class safety, operations, products, and services while positively impacting the lives of our employees, customers, and the communities we serve. We do this by committing to our Values, as described below.

OUR VALUES

Safety – Safety is a way of life for us. We take the time to be safe, safeguard one another, and make safety a priority in our interactions with our colleagues, customers, and communities.

Integrity – We do the right thing and act with honesty. We are ethical and trustworthy in all of our relationships.

Respect – We embrace the diversity and uniqueness of individuals and cultures and the varied perspectives they provide. We recognize that our success depends on the commitment and capability of our employees to create greater value for all.

Responsibility – We are committed to sustainable business practices and growing the Company in an environmentally responsible way. Natural gas and LPG are clean-burning, efficient, cost-effective, and abundantly available energy sources. We pursue innovative and efficient energy solutions to benefit our customers and our communities.

Reliability – We are a reliable service provider with a long-standing history of active involvement in the community. We recognize that our customers rely on our products and services. In turn, we support the communities we serve by our investments in critical infrastructure and our team's commitment to philanthropic efforts.

Excellence – We are committed to achieving exceptional performance through disciplined growth, execution, and continuous improvement. Our goal is to deliver the best value for **investors** as a high-performing investment, for **customers** as a best-in-class service provider, for **employees** as a great place to work, and for **communities** as a valued neighbor.

5 WE HONOR OUR LEGACY

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED THE UGI FAMILY UGI is an international energy distribution and services company that provides superior service in KLSP]LYPUNHYHUNLVMLULYN`WYVK\J[Z>LVWLYH[LHZHILZ[PUJSHZZZLY]PJLWYV]PKLYVɈLYPUNH great place to work, serving our communities, and delivering value to investors. We aim to positively impact the lives of our customers, employees, communities, and investors. UGI is a family of high-performing companies that, through its business units: • Supplies and markets natural gas, liquid fuels, electricity, and renewables; • Distributes propane and butane to retail, residential, commercial, industrial, and motor fuel customers throughout the United States and Europe; • Distributes, stores, transports, and markets energy products and related services; and • Provides heating, ventilation, air conditioning, refrigeration, and electrical contracting services. Our success is based on a rich legacy, a clear vision, and the hard work of each of you, our UGI employees, in all locations where we operate. UGI Corporation (NYSE: UGI) is a holding company with the following business units. Whether you’re driving a bobtail, working the loading dock, responding to a customer inquiry, managing a project, overseeing construction or doing one of the hundreds of other jobs at UGI … we are all working toward one goal: to provide comfort in the lives of millions of people, every day, at home, at work, at play, and in the community. 6 WE HONOR OUR LEGACY

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED WE FOLLOW OUR CODE A SHARED COMMITMENT OUR RESPONSIBILITIES MAKING GOOD CHOICES SHARING CONCERNS 7 WE FOLLOW OUR CODE

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A SHARED COMMITMENT

MANY EMPLOYEES. ONE CODE.

Our Code of Business Conduct and Ethics (the "Code") represents a commitment – a commitment to working together across all of our business units to serve our customers, to bring our Values to life, and to build on our success … for the next 135 years and beyond.

In our Code, you'll find:

- Information to help you comply with our policies and the law, wherever you operate;
- Help with everyday ethical situations you might face on the job; and
- Resources available to answer any questions that you may have.

Of course, you won't find the answer to every question or scenario in the Code – no document could equip you with that. But our Code will give you the tools you need to make the right decision, regardless of the challenge you face.

Our Code lays out UGI's expectations and sets the standard for everyday decision-making.

WHO MUST FOLLOW OUR CODE?

Our Code applies to all employees of UGI Corporation, its business units and functions, including consolidated subsidiaries ("UGI"). This includes members of our Board of Directors, officers, and part-time, seasonal, flex, and temporary employees. We also expect our third-party consultants, contractors, vendors, and service providers to live up to the expectations outlined in our Code.

WHAT HAPPENS WHEN SOMEONE VIOLATES OUR CODE?

Violations harm our reputation and erode the trust that people place in us. That's why violations can result in disciplinary action, up to and including termination of employment. Depending on the severity of the act, there can also be civil or criminal consequences imposed on the person involved and/or UGI.

EVERYDAY INTEGRITY

Q: I would like to discuss a new law that might affect our industry. Where can I go for answers to my questions?

A: Contact the Law Department with any questions or concerns. We encourage discussions about laws and regulations because educated employees will lead to better business practices.

8 WE FOLLOW OUR CODE

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED OUR RESPONSIBILITIES FOLLOWING THE LAW WHAT ELSE IS EXPECTED Each of us, regardless of the job we do or the OF EMPLOYEES? location where we do it, has a responsibility In addition to following our Code, our policies, to conduct business legally and ethically. And, and the law, you have an obligation to: having business operating in a highly regulated Be professional, honest, and ethical in every industry, we also have a responsibility to follow action you take on behalf of our Company. any applicable laws, rules, or regulations that apply to our roles or activities at UGI. Never let someone else or the pressure to succeed entice you to do things that you >OH[PM[OLYLPZJVUÅPJ[IL[^LLUV\Y*VKLHUK know are wrong. local laws or practices? The best strategy is to consult with the Law Department for guidance. Attest annually that you have read and will follow our Code. Report promptly anything that you are involved in that may be construed as a JVUÅPJ[VMPU[LYLZ[L]LUPM`V\WYL]PV\ZS` YLWVY[LKP[K\YPUN[OLHUU\HSJLY[PÄJH[PVU process, as required under our policy. Complete all required ethics and compliance training. Speak up if you see or suspect unethical or illegal behavior, report violations (suspected or observed) of Company policies, and cooperate with any investigations into alleged (or suspected) misconduct. 9 WE FOLLOW OUR CODE

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED OUR RESPONSIBILITIES continued WHAT IS EXPECTED OF MANAGERS? When it comes to living our Values and promoting EVERYDAY our Code, leaders have an even greater obligation. INTEGRITY If you are a manager, we are looking to you to: Q: I’m a manager, and I’m not clear what Set a good example and promote a culture my obligations are if someone comes of integrity and respect. to me with an allegation of misconduct – and what if it involves a senior leader? Support your team – help them understand what’s expected of them. A: You are primarily responsible for team members and business partners under Demonstrate an open door approach and your supervision, but if you are aware of attitude so employees feel empowered to misconduct anywhere in the Company, bring concerns to your attention. you are obliged to take action. If, for any 3PZ[LUÄYZ[HUK[OLU[HRLHJ[PVU[VHKKYLZZ reason, you are uncomfortable making a any questions or concerns. As a manager, report to a particular person, you may it is your responsibility to protect UGI, as talk to any member of management, your such, you should report any behavior that is local Human Resources representative, illegal, unethical, or violates our Code, and the UGI Compliance Group, or other our policies. Company resource (see the Sharing Concerns section for available resources). Reach out to others if you are unsure about one of our policies – when in doubt, ask others for guidance. Never retaliate or allow others to retaliate against those who raise concerns in good faith. 10 WE FOLLOW OUR CODE

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED MAKING GOOD CHOICES ETHICAL DECISION-MAKING Usually, if you let our Values drive your decisions, you’ll make the right choice. But sometimes the right choice may not be clear. In those situations, it can help to ask yourself some key questions. Is it Is it consistent legal? with our Values? Am I doing Does it what’s right for comply with our customers, our Code and investors, and our policies? the communities we serve? Would I feel If you answer “YES,” to all of comfortable these questions, it’s probably OK to proceed. But if you if my actions answer “NO” or “I’m not sure” were made to any question, stop and public? seek guidance. 11 WE FOLLOW OUR CODE

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SHARING CONCERNS

OUR "OPEN DOOR" CULTURE

If you have a question or are unsure about the correct thing to do, ask someone. If you see something that doesn't seem right, say something. Do something about it. Open communication is what our "Open Door" culture is all about.

Start with your manager. He or she may be in the best position to understand and address the issue you're facing. If you're uncomfortable talking to your manager or have raised a concern in the past that you feel was not adequately addressed, reach out to any of the following resources for help:

- Any member of management;
- Your local Human Resources representative;
- Corporate Human Resources;
- Corporate Law Department;
- The UGI Compliance Group; or
- The UGI/AmeriGas Integrity Helpline.

No matter which resource you contact, your concern will be handled promptly and discreetly.

THE HELPLINE

The UGI/AmeriGas Integrity Helpline is available any time, day or night, and you may call or share a concern online. The Helpline is staffed by an independent third-party company, and you may remain anonymous, where permitted by law. Translation services are also available.

When you contact the Helpline, a professional interview specialist or customized web form will capture details of your concern and forward a report to UGI's Compliance Group for follow-up.

THE UGI/AMERIGAS INTEGRITY HELPLINE

24 HOURS A DAY / 7 DAYS A WEEK

SHARE YOUR CONCERN ONLINE:

https://ugiamerigasethicshelpline.tnwreports.com

SHARE YOUR CONCERN VIA PHONE:

In the United States, call toll-free: 866-384-4272

For all other countries, access dialing instructions here:

https://ugiamerigasethicshelpline.tnwreports.com/Phone

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TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED SHARING CONCERNS continued AFTER YOU SPEAK UP Regardless of who you contact or what resource What is … you choose, any concern you share will be Good Faith? promptly reviewed and, if necessary, investigated by the team with the appropriate subject matter Sharing a concern in good faith expertise. Information will be shared only with means that you honestly or people who need to know in order to investigate sincerely believe that there may and resolve the issue. be a violation of our Code, our policies, or the law. If we determine that our Code, a policy, or a law has been violated, we will take appropriate corrective action. NO RETALIATION UGI strictly prohibits any form of retaliation against anyone who reports or asks about a suspected wrongful or unlawful activity in good faith. This same protection is provided to employees who participate in an investigation or proceeding related to such activity. If you feel you or a fellow employee has been retaliated against, you should reach out to your manager, the UGI Compliance Group, or someone in the Helpful Resources section. We take these matters very seriously and will not tolerate such behavior. 13 WE FOLLOW OUR CODE

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED WE UNDERSTAND OUR OBLIGATIONS TO OTHERS PROMOTING HEALTH AND SAFETY MAINTAINING A RESPECTFUL WORKPLACE DIVERSITY AND EQUAL OPPORTUNITY ANTI-HARASSMENT INTERACTING WITH: CUSTOMERS THIRD PARTIES THE GOVERNMENT 14 WE UNDERSTAND OUR OBLIGATIONS TO OTHERS

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PROMOTING HEALTH AND SAFETY

The safety of our employees, customers, and communities is our highest priority.

EVERY PERSON, EVERY DAY.

No matter where you work or what job you do, you have a responsibility to promote a safe UGI. That responsibility extends beyond specific, assigned safety tasks. It includes having an awareness of what's going on around you, being proactive to address potential hazards, and speaking up about any situation that could put individuals at risk of illness or injury.

Never compromise when it comes to safety.

BE AT YOUR BEST

Substance abuse can pose a threat to a safe workplace and negatively affect you, your coworkers and others at UGI. You may not have, use, or distribute illegal, controlled, or prohibited substances in the workplace.

Never perform any of your job duties under the influence of alcohol or drugs (including prescription medication, non-prescription medication, or illegal substances that would impair you). If you suspect that a coworker is impaired, share your concerns with your manager.

A VIOLENCE-FREE UGI

Our Company has zero tolerance for threats or acts of violence. Except as otherwise provided by law, we do not permit any person to possess weapons of any kind (licensed or unlicensed) on Company sites. Employees are further prohibited from carrying weapons of any kind while performing their duties for UGI or when visiting customer sites on behalf of the Company.

Examples of threats or acts of violence include ...

- Verbal or physical threats;
- Bullying (demeaning, humiliating behavior);
- Communicating an endorsement of the inappropriate use of firearms or weapons;
- Menacing or intimidating behavior;
- Stalking or other form of behavior that is likely to cause a real or perceived threat of harm or personal discomfort; and
- Intentional destruction of UGI equipment or property.

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WE UNDERSTAND OUR OBLIGATIONS TO OTHERS

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED PROMOTING HEALTH AND SAFETY continued WHAT CAN YOU DO? ࠮ Know and comply with all safety and security rules, procedures, and manuals that relate to your role, and complete any required training. ࠮ Speak up immediately about any workplace injuries, illnesses, or unsafe conditions to your manager, any member of management, your local Human Resources representative, the Safety Department, or the UGI Compliance Group. Emergency situations? Immediately contact your local Emergency Services. ࠮ Follow our physical security guidelines. Be alert to and report any security incidents, violent behavior, or unauthorized individuals in our facilities. 16 WE UNDERSTAND OUR OBLIGATIONS TO OTHERS

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED PROMOTING HEALTH AND SAFETY continued EVERYDAY EVERYDAY INTEGRITY INTEGRITY Q: My manager asked me to dispense Q: I arrived at work at the same time as a propane from a tank. I haven’t been delivery person, who was carrying a big trained to do this, but I’ve seen others do box. After badging in, I held the door it, and I’m sure I can safely perform this for him so he wouldn’t have to wait for task. Should I do as my manager asks? the person at the front desk. I probably shouldn’t have done that, but it just felt A: No. You should never perform any task impolite to leave him standing there with if you have not received proper safety his hands full. Did I do the right thing? training. Let your manager know that you have not received the necessary A: No. This could have been a legitimate safety training to perform this task, delivery person, but it could have been so that they may direct the request to someone who was unauthorized to someone who has. enter the building and was waiting for an opportunity to gain access. The best way to ensure security of our facilities – and Q: My job includes handling heavy everyone in them – would be to apologize machinery. However, I have been taking and let the delivery person know that physician-prescribed medication or other you can’t let anyone in without proper medications that make me a little drowsy. authorization. What should I do? A: Talk with your manager or your local Human Resources representative. UGI doesn’t expect you to inform UGI about common over-the-counter medications (e.g., aspirin), but you should always inform your manager or your local Human Resources representative if you have been prescribed or are taking medications that may keep you from safely performing your job. You do not need to disclose your underlying medical condition. 17 WE UNDERSTAND OUR OBLIGATIONS TO OTHERS

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED MAINTAINING A Our employees are our most valuable resource. RESPECTFUL WORKPLACE DIVERSITY AND EQUAL OPPORTUNITY CELEBRATE OUR DIVERSITY Each of us – and the diversity of backgrounds, Examples of experiences, and skills we bring to the workplace – “characteristics adds to the growth and success of UGI. Be protected by law” respectful of others and do your part to create may include … an inclusive work environment. • Age; As a company that operates around the world, • Race; we expect you to be professional at all times HUK[VJVUK\J[I\ZPULZZPUH^H`[OH[YLÅLJ[Z • Religion; WVZP[P]LS`VU<.0/VUVY[OLJ\S[\YHSKPɈLYLUJLZ • Gender; of our employees, business partners, and • Marital status; customers. • National origin; EQUAL EMPLOYMENT OPPORTUNITY • Veteran status; We are an equal employment opportunity employer. • Disability; and We comply with all applicable employment- related laws and regulations and do not tolerate • Sexual orientation. discrimination against anyone based on characteristics protected by law. 18 WE UNDERSTAND OUR OBLIGATIONS TO OTHERS

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MAINTAINING A RESPECTFUL WORKPLACE

DIVERSITY AND EQUAL OPPORTUNITY continued

WHAT CAN YOU DO?

- Promote diversity and inclusion. Be open to – and respectful of – points of view that differ from yours.
- Be fair. Base employment decisions (such as hiring, training, promotions, and compensation) on Company needs, job requirements, and individual qualifications, not on characteristics protected by law.
- Raise your concerns if you feel you are a victim of discrimination or suspect that someone else is.

EVERYDAY INTEGRITY

Q: I applied for a management position and was interviewed, but I didn't get the job. I believe I was not selected because of my age – the position was offered to a person who is much younger than me. What should I do?

A: You should contact your local Human Resources representative to discuss your concerns. The fact that a younger candidate was selected does not necessarily constitute discrimination – the other candidate may have been better qualified for the position – but you should feel comfortable inquiring about the hiring decision.



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MAINTAINING A RESPECTFUL WORKPLACE

ANTI-HARASSMENT

We do not tolerate harassment.

DIGNITY AND RESPECT

Every individual has a right to work free from harassment (including sexual harassment), bullying, and abusive conduct. Harassment can take many forms and be verbal, physical, or visual – all of which are prohibited at UGI. Check our policies to make sure you know how to recognize, and speak up about, harassing behavior. Remember that managers must report complaints they receive, conduct they observe, or alleged activity that is reported to them as potentially violating our policies. Failure to report may be ground for corrective action.

BE ALERT

Harassment can happen at work, at work-related events, or outside of work. It can happen between members of the same or opposite sex. It can happen between employees and business partners.

Don't let it happen.

If you see or suspect harassment, say something. If you're uncomfortable saying something directly, say something to your local Human Resources representative, the Law Department, any member of management, or the UGI Compliance Group. Alternatively, you may contact the UGI/ AmeriGas Integrity Helpline.

Examples of harassment may include …

- Unwelcome hugging, touching, or sexual advances;
- Verbal or physical intimidation or aggressive behavior, such as pushing, shoving, or tripping, or cornering/blocking someone in;
- Offensive or derogatory remarks, jokes, images, or name-calling;
- Racial slurs or inappropriate comments; and
- Display of drawings, cartoons, or pictures of a sexual nature (including pornography).

WHAT CAN YOU DO?

- Do your part to promote a positive workplace. Don't ignore harassment, abusive conduct, or bullying.
- If you see or suspect harassment, come forward without fear. UGI prohibits retaliation against anyone who raises a concern in good faith.

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MAINTAINING A RESPECTFUL WORKPLACE

ANTI-HARASSMENT continued

EVERYDAY INTEGRITY

Q: In the last few weeks, I've been overhearing sexually suggestive comments from one of my coworkers directed at another person. The comments have made me uncomfortable, but I feel like it is none of my business. The individual who is the target of those remarks would speak up if it bothered them, right?

A: Not necessarily. Sometimes individuals fear coming forward to report harassing behavior. You can promote a respectful workplace by having a conversation with them and encouraging them to speak up about the comments. Or you can speak directly to the coworker who is making the comments. If you're uncomfortable with either approach, you can share your concerns directly with your manager, any member of management, your local Human Resources representative, the UGI Compliance Group or the UGI/AmeriGas Integrity Helpline.

EVERYDAY INTEGRITY

Q: My manager frequently makes suggestive comments about my appearance and touches me in ways that make me uncomfortable. I've repeatedly asked him to stop, but he doesn't. I've thought about reporting the behavior, but he'll know it was me who said something – what if speaking up affects the good performance ratings I earn or the job assignments he gives me?

A: You are entitled to do your work free of intimidating, hostile, or offensive behavior from anyone, including your manager, and we consider this behavior to be harassment. Report the conduct to another member of management, your local Human Resources representative, the UGI Compliance Group or the UGI/AmeriGas Integrity Helpline. UGI does not tolerate retaliation, in any form, against anyone who raises a concern in good faith.



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TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED We are committed to exceeding INTERACTING WITH customer expectations. CUSTOMERS CUSTOMERS ARE AT THE CORE OF OUR BUSINESS WHAT CAN Our customers are the reason we come to YOU DO? work each day. Strive to provide a customer experience that is not only positive, but also ࠮ Make every customer interaction safe, reliable, and responsive. a positive experience by: - Being professional, polite, Build trust and deal fairly. Taking unfair advantage and friendly; of someone by manipulating, concealing, or misrepresenting facts? That’s just not how we - Following all safety do business. procedures; - Providing unparalleled ADVERTISING AND MARKETING customer service and quality There are laws and regulations that govern products; how we advertise and market our products and services, and we comply with them. - Addressing questions, concerns, and needs in Be true and accurate in any advertising, sales, a timely manner; and and promotional materials. Make sure that - Consulting with your manager PUMVYTH[PVU`V\WYV]PKLHJJ\YH[LS`YLÅLJ[Z[OL if you are unable to adequately quality, features, availability, and price of the answer a customer question. services we provide and the products we sell. Use approved branding guidelines. If you have ࠮ Protect customer data and the any questions on how to advertise and market data of potential customers. responsibly, contact your respective Marketing Don’t use it for marketing purposes Department or the Law Department. unless they have provided consent. If someone no longer wants to be contacted by our Company, honor the request. 22 WE UNDERSTAND OUR OBLIGATIONS TO OTHERS

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED INTERACTING WITH We choose the right third-party partners. THIRD PARTIES MUTUAL TRUST AND RESPECT Positive, productive relationships with third Examples of third parties do more than help us meet our parties include … obligations. They are essential to our growth and success. We value our third-party partners • Suppliers; and are committed to dealing fairly and honestly • Vendors; in our interactions with them. • Contractors; RESPONSIBLE DECISION-MAKING • Consultants; and In selecting a third-party partner, follow our • Agents. policies and base decisions on objective criteria, such as quality, price, and service. Be alert to JVUÅPJ[ZVMPU[LYLZ[ – never let personal relationships and activities interfere with your judgment regarding what’s right WHAT CAN for the Company. YOU DO? Agreements with third parties must be in writing ࠮ Make sure that third parties are and approved by our Law Department or your meeting their obligations under local external counsel appointed by the Law our contracts and that we are Department. Make sure that any third party meeting ours. we engage receives a copy of our Code and understands our requirements before you sign ࠮ Protect the JVUÄKLU[PHS a written agreement with them. information and intellectual property of our third parties in REPUTATIONAL RISK the same way we protect UGI’s. Remember that UGI’s reputation is driven by ࠮ If you see or suspect behavior our own actions, and also by the actions of that violates our Code, our policies, those with whom we do business. One misstep or the law, report it immediately. or poor decision by a third party can have legal consequences for our Company and a negative impact on the reputation that we’ve worked so hard to earn. This is why selecting the right partners – ones who share our high standards – is critical. 23 WE UNDERSTAND OUR OBLIGATIONS TO OTHERS

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INTERACTING WITH THE GOVERNMENT

We value an open and transparent relationship with the government and regulatory officials.

INQUIRIES, AUDITS, AND INVESTIGATIONS

We may receive requests for interviews or information in connection with an audit or investigation. If you are contacted by a government official, immediately contact the Law Department for assistance. And if you are responsible for providing the Law Department with information to respond on behalf of UGI, cooperate fully and be truthful, accurate, and complete.

DAWN RAID PROTOCOL

The Dawn Raid protocol is a set of instructions that are intended to guide your actions in the event of an unannounced inspection of our facilities by a competition authority (i.e., the European Commission or the National Competition Authority). If you are approached as part of a Dawn Raid, stay calm and do your part to help the inspection proceed smoothly while preserving the rights and interests of the Company. If you have any questions about your role and responsibilities, consult the Law Department.

WHAT CAN YOU DO?

- If you are contacted by a government official, contact the Law Department or your local external counsel immediately.
- Uphold our high standards – never interfere with or improperly influence an audit or investigation.
- Take all investigations seriously, along with any request to search a Company facility. You must not obstruct an investigation (even an unannounced investigation or inspection), but you may ask for a valid search warrant or subpoena. When in doubt, contact the Law Department immediately.



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TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED WE CONDUCT BUSINESS RESPONSIBLY COMPETING FAIRLY PREVENTING BRIBERY AND CORRUPTION CONTRACTING WITH THE GOVERNMENT AVOIDING INSIDER TRADING BEING ALERT FOR MONEY LAUNDERING CONDUCTING BUSINESS BEYOND BORDERS 25 WE CONDUCT BUSINESS RESPONSIBLY

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COMPETING FAIRLY

We believe in a free and open marketplace and in protecting consumers from anti-competitive conduct.

ANTITRUST AND FAIR COMPETITION

Most countries have laws designed to keep the global marketplace thriving, and we're committed to complying with them, everywhere we operate. Although these laws can be complex and vary from country to country, it's important to understand how they affect your day-to-day work and avoid conduct that might suggest impropriety.

Antitrust and competition laws also help to keep any one company from unlawfully monopolizing an industry.

What is … Tying?

It is an anti-competitive practice of selling a product or service as a requirement for purchasing another product or service, which results in restricting competition and provides no benefit for the customer.

WHAT TO AVOID

Always compete lawfully and avoid any agreements (either formal or informal) with competitors that could limit free and open competition.

Laws in this subject area are complex; when in doubt, contact the Law Department for guidance. Examples of anti-competitive behavior may include agreements with another party to:

- Raise, set, hold, not discount, or take any other action regarding pricing
- Divide customer, geographic, or market segments
- Restrict production, sales, or output
- Boycott or refuse to deal with a particular competitor, supplier, or customer
- Prevent another company from entering the market
- Interfere with, influence, or rig the competitive bidding process
- Share employee salary or benefit information with each other or agree not to hire each other's employees (without a lawful business purpose)

It's also important to take care in what you say about our competitors. Never make false claims about their products and services.

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COMPETING FAIRLY continued

WHAT CAN YOU DO?

- Compete fairly, vigorously, and lawfully. Always be honest about who you are and who you work for.
- Be careful in any interaction with an actual or potential competitor, including at conferences and trade shows. Don't discuss pricing, costs, customers, terms of sale, or marketing strategies with competitors. If a competitor raises one of these topics, stop the conversation immediately, inform the competitor that you cannot discuss these topics, and report the incident to the Law Department.
- Gather information about our competitors through public sources, such as news stories and trade journal articles, never through deception, misrepresentation, theft, or any other unethical means.
- Be aware: The penalties for violations of antitrust and competition laws can be severe for both you and UGI, including criminal penalties and jail sentences. If you're ever unclear about your responsibilities, seek help from the Law Department.

EVERYDAY INTEGRITY

Q: May I pretend to be a customer to get pricing information from our competitors?

A: No. Obtaining information about a competitor by misrepresenting your identity or by inducing an employee of the competitor or a third party to divulge confidential (nonpublic) information is against our policy. Gathering information about our competitors is a legitimate business activity when done lawfully and ethically. We certainly do not search through our competitors' trash or allow others to do so for us. However, it would be acceptable to review industry analyst reports, non-confidential customer or supplier intelligence or other public information about our competitors.

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PREVENTING BRIBERY AND CORRUPTION

We conduct business with integrity – we don't offer bribes, accept bribes, or ask someone to bribe for us.

ZERO TOLERANCE

Bribery and corruption can harm our customers, harm our communities, and harm the global marketplace, so we strictly comply with laws designed to prevent it, everywhere we operate. Do not offer, give, promise, or accept anything of value – either directly or indirectly – in order to get business, keep business, or gain an unfair advantage.

DEFINING A BRIBE

A bribe can be something other than cash, including:

- Gifts that are excessive or lavish
- Charitable or political contributions
- Job offers
- Stocks or investments
- Loans or favors

In general, anything of value that is offered to influence a decision could be considered a bribe. So, regardless of local practice or the practices of other companies, make sure you avoid even the appearance of improper activity.

What is … a Facilitating Payment?

A small payment, sometimes referred to as a "grease" payment made to low-level, government officials to speed up routine government actions such as:

- Processing permits, licenses, visas, and work orders;
- Obtaining customs clearance;
- Providing phone service, power, and water supply; and
- Loading and unloading cargo.

Although they may be legal in some countries, facilitating payments are prohibited by UGI.

GOVERNMENT OFFICIALS

Bribery laws vary from country to country, and some countries impose more severe penalties for bribing government officials, but our policy is simple: Don't bribe anyone, at any level, at any organization. Never use your governmental contacts or any connections with persons in authority to obtain undue favors or preferential treatment in return for payment – this is known as influence peddling and violates our policies and the law.

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PREVENTING BRIBERY AND CORRUPTION continued

WHAT CAN YOU DO?

- Choose third parties wisely. We may be responsible for the actions of third parties doing business on our behalf, so set clear expectations and actively monitor the work of those who do business with us. Never direct a third party to do something that you're not legally permitted to do yourself.
- Be able to recognize a bribe when you see one. Before you offer or accept anything of value, check our policies and ask for guidance if you're not sure of what to do.
- If an offer is permitted by our policies, be accurate and complete in recording payments and expenses in our books and records.

EVERYDAY INTEGRITY

Q: My team wants to give a local police officer a gift as a token of thanks. This would be for regularly patrolling while we do service inspections. Is this appropriate?

A: No. You should not give the police officer a gift on behalf of the Company. This could be viewed as a bribe for favored treatment.

Q: My manager has asked me to submit a payment to a government official. This is to help facilitate the process of getting permits and licensing for our Company to do business in another country. May I provide this payment?

A: In some countries, these types of payments are allowed by law, but they are prohibited by UGI. Contact the Law Department for guidance on how to proceed.



29 WE CONDUCT BUSINESS RESPONSIBLY

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED We work to be a responsible partner CONTRACTING WITH and meet our contractual obligations. THE GOVERNMENT OUR COMMITMENT Contracting with the government is complex and heavily regulated to ensure that public policy objectives are met and taxpayers receive the best value for goods and services. We understand that, and we understand the responsibility we have to comply with the terms of our contracts and the laws, including regulations. PROCUREMENT INTEGRITY If UGI is bidding on or preparing a proposal for a government contract, follow the applicable rules (for example, any request for proposal guidelines, as applicable). Compete fairly and ethically and abide by both the letter and the spirit of laws designed to promote full and open competition. Transparency, accountability, and openness are the key to not only winning, but also retaining, our government business. GIFTS AND BUSINESS COURTESIES The laws governing what we can give to our government partners are very strict. Don’t give anything of value, including gifts, entertainment, VYHTLHS[VHNV]LYUTLU[VɉJPHS^P[OV\[ receiving approval in advance from the Law Department. “Anything of value” means anything – even low-priced promotional items can pose a problem. 30 WE CONDUCT BUSINESS RESPONSIBLY

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED CONTRACTING WITH THE GOVERNMENT continued WHAT CAN Be alert for … YOU DO? Bribery – this can take the form ࠮ If your job involves contracting of requests from a government with the government or RτFLDOIRUH[DPSOHWKDW\RX participating in government get them a job at UGI, make a audits or investigations, work to political contribution, or use a be a good, responsible partner. particular vendor in exchange for a contract; ࠮ Protect any government property VYJSHZZPÄLKPUMVYTH[PVU¶PM *VUÅPJ[ZVMPU[LYLZ[ – if you you have a security clearance, have a personal relationship remember that a special with an employee of a obligation has been placed government agency, you must on you. disclose it; and Anti-competitive conduct – discussing prices or agreeing ZLWKDFRPSHWLWRURURτFLDORQ who will win (a practice known as “bid rigging”) is both unfair and illegal. 31 WE CONDUCT BUSINESS RESPONSIBLY

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED We don’t trade – or tip others so they may trade – AVOIDING INSIDER on material, nonpublic (“inside”) information. TRADING WHAT IS INSIDER TRADING? As an employee of UGI, you may be exposed Examples of inside to information about our Company – or information include companies with which we do business – that nonpublic information is not available to the public and would be about … JVUZPKLYLK¸TH[LYPHS¹PU[LYTZVMPUÅ\LUJPUN an investor to buy, sell, or hold stock or other • 2XUðQDQFHVLQFOXGLQJ securities in that company. Trading based on earnings and revenues; that information is called “insider trading,” and • Sales volumes, margins, it’s illegal. and forecasts; Passing along a “tip” to someone else that they • Potential mergers, then use to trade is also a form of insider trading. acquisitions, or joint ventures; • New products or services; DON’T TRADE, DON’T TIP. • Changes in executive Know the kinds of information considered leadership; “inside information” and follow our policies to make sure the information is protected • The gain or loss of from illegal use or disclosure. customers or suppliers; and • Potential legislation that would impact our business. WHAT CAN YOU DO? ࠮ Don’t take chances. If you’re not sure if information is inside information, treat it as though it is and seek help from the Law Department before trading on it or tipping others to trade. ࠮ Be aware that you’re prohibited from trading on inside information even if you leave UGI. 32 WE CONDUCT BUSINESS RESPONSIBLY

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED AVOIDING INSIDER TRADING continued EVERYDAY INTEGRITY Q: One of our suppliers with whom I work is a publicly traded company. I’d like to buy some of their stock because I think it is a good value. However, because of my business interactions with them, I’ve learned that their Board of Directors just approved a large project to expand their operations. That information makes me even more eager to buy … but I haven’t seen anything about it in the news. Can I purchase this stock? A: No, you may not purchase their stock. The information you received is considered “material, nonpublic information” (i.e., information that is important to the investing public, but is not yet publicly known). Until that information is publicly announced by the supplier, it is illegal for you to buy that company’s stock and any such purchase would be considered to be “insider trading.” Also remember that it is illegal for you to share this sensitive information with anyone else. 33 WE CONDUCT BUSINESS RESPONSIBLY

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED We know our customers and raise concerns BEING ALERT FOR when we suspect illegal activity. MONEY LAUNDERING WHAT IS MONEY LAUNDERING? RED FLAGS Money laundering is a process where funds Know the warning signs of money laundering generated through criminal activity – such as and monitor transactions and activities in your [LYYVYPZTKY\NKLHSPUNO\THU[YHɉJRPUN work that may be more susceptible to acts of and fraud – are moved through legitimate money laundering. businesses in order to hide their criminal origin. We comply with anti-money laundering and anti-terrorism laws in the countries where we operate. WHAT CAN YOU DO? ࠮ Take the time to know our Examples of money business partners and their SH\UKLYPUNYLKÅHNZ reputation for lawful business include … practices. • Large cash payments; ࠮ Take the time to know our • Unusual fund transfers to or customers and their use of from foreign countries; and our products and services. Familiarity with customer habits • A customer or and practices can make it easier supplier who provides to spot something irregular or incomplete information suspicious. or avoids recordkeeping requirements. ࠮ Report any unusual activity to your manager or the Law Department. 34 WE CONDUCT BUSINESS RESPONSIBLY

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED We serve customers, engage with business partners, CONDUCTING BUSINESS and comply with trade laws all over the world. BEYOND BORDERS IMPORTS AND EXPORTS We comply with all applicable laws, regulations, WHAT CAN and restrictions in the import or export of our YOU DO? products, services, information, or technology in every geographical location where we operate. ࠮ Make sure that anything we You are responsible for understanding and import or export is properly following the laws in the country (or countries) JSHZZPÄLKPUHK]HUJLIHZLK where you work as well as any additional laws on the country of origin, the that may pertain to your import and export destination, the end use, and operations. the end user. Also make sure that all required documentation We also expect those in our supply chain to know (including labeling, licensing, and understand the requirements that apply to permits, and approvals) is their products, services, and technologies. completed. ࠮ If you receive a request to comply with a boycott (or Be aware that the laws of more requests to supply boycott- than one country may apply in related information), contact the Law Department. cross-border transactions. ECONOMIC SANCTIONS AND EMBARGOES As a U.S.-based company, we don’t conduct business with countries, companies, or individuals that are subject to United States or other applicable trade embargoes or economic sanctions, and we don’t participate in boycotts where doing so would violate applicable U.S. law. 35 WE CONDUCT BUSINESS RESPONSIBLY

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED WE PRESERVE OUR REPUTATION MAINTAINING FINANCIAL INTEGRITY PROTECTING: PHYSICAL AND ELECTRONIC ASSETS CONFIDENTIAL INFORMATION AVOIDING CONFLICTS OF INTEREST KNOWING THE RULES ABOUT GIFTS AND ENTERTAINMENT COMMUNICATING ABOUT UGI 36 WE PRESERVE OUR REPUTATION

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MAINTAINING FINANCIAL INTEGRITY

Accurate and complete "records" help UGI make important business decisions.

A SHARED RESPONSIBILITY

Accuracy in recordkeeping is not just for our accountants and auditors, but for all of us.

Every business action we take – the timesheets we complete, the expense reports we submit, the sales orders we process, and the deliveries we accept – involves some aspect of reporting or recording. Make sure that what you report reflects the true nature of the transaction. Follow our internal controls, be accurate and complete, and provide supporting documentation when required.



"Good business records drive good business decisions – good business decisions inspire trust."

Ted J. Jastrzebski
Chief Financial Officer
UGI Corporation

FINANCIAL REPORTING

As a publicly traded company, we have obligations to both current and prospective investors. If you are responsible for disclosing information to regulatory authorities, comply with applicable financial reporting requirements and make sure the information you provide is complete, accurate, and timely.

We cooperate with requests for information from government and regulatory agencies. If you are contacted directly by a government agency, notify the Law Department for information on how you should respond, and if you are asked by UGI to participate in a government audit or investigation, cooperate fully. For more information, see the **Interacting With the Government** section.

RECORDS MANAGEMENT

The responsible creation, storage, maintenance, and disposal of records is another important aspect of maintaining financial integrity. Comply with your business unit's policies as they relate to proper records management.

There may be occasions when UGI needs to hold data for legal, audit, or investigative reasons. If you receive a "legal hold" notification from the Law Department, do not destroy or dispose of information that might be needed – even if it is within the disposal period of your business unit's record retention and disposition policy. Follow the directions outlined in the notification and keep the requested data intact and secure.

Be alert for ...

- Misrepresenting or omitting information;
- Stealing, embezzling, or misusing funds;
- False entries or improper payments;
- Undisclosed or off-the-record accounts; and
- Fraud.

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TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED MAINTAINING FINANCIAL INTEGRITY continued WHAT CAN EVERYDAY YOU DO? INTEGRITY ࠮ Always provide data that is Q: At quarter-end, my manager asked me to complete, accurate, and timely. record some additional expenses, even though we haven’t received the invoices ࠮ Never misrepresent facts or allow from the supplier, and the work has not yet your judgment to be compromised. started. I’m sure the work will be completed ࠮ Remember, no one has the in the next quarter, so I did as I was asked. authority to force you to do Now I wonder if I did the right thing. something illegal. Do not alter, compromise, or circumvent our A: No, you didn’t. Costs should be recorded systems or controls, even if your in the period in which they are incurred. manager, or someone with more Misrepresenting the facts in this way seniority, asks you to do so. distorted the true chain of events and, depending on the circumstances, could ࠮ If you have questions or concerns amount to fraud. Report the incident to about the Company’s records or any member of management, the UGI public disclosures, raise them. Compliance Group or the UGI/AmeriGas Integrity Helpline. 38 WE PRESERVE OUR REPUTATION

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED Safeguarding Company assets helps us do our jobs, PROTECTING PHYSICAL serve our customers, and build an even better UGI. AND ELECTRONIC ASSETS UGI DEPENDS ON YOU Every day at work, you use or access WHAT CAN Company assets, and you are responsible for YOU DO? their proper care. This means protecting them from loss, theft, abuse, and unauthorized use. Use UGI assets for UGI business only. Never borrow, lend, sell, or give them away unless you’re authorized to do so. If you have a Company What are … credit card or purchasing card, Company Assets? you should only use it for business-related charges. Everything we need to carry out ࠮ Be aware that personal use of UGI’s business, including: UGI-issued cell phones and Physical assets, such computers is OK as long as as the facilities where your use is limited, occasional, we work, the Company and never interferes with the vehicles we drive, and time, talent, and energy you the equipment, tools, bring to your job and does and supplies we use; not violate our policies. However, you should have no expectation Technology assets, such of privacy when using our systems as cell phones, and – information you create, share, mobile devices, computer or download onto UGI systems hardware, software, data, belongs to UGI, and we reserve networks, and internet the right to monitor your use at access; and any time, to the extent permitted by law. Financial assets, such as cash, Company credit cards, purchasing cards, and inventory. 39 WE PRESERVE OUR REPUTATION

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED PROTECTING PHYSICAL AND ELECTRONIC ASSETS continued EVERYDAY INTEGRITY Q: I am working on a personal project at my home over the weekend and would like to borrow some Company-owned tools. Would this be allowed? A: No, using Company-owned equipment for personal use is not permitted. Q: I have to run to a quick meeting with my manager. Can I leave my computer unlocked and unattended if it is only for a few minutes? A: No, if you have to walk away from your computer, you may leave it on. However, lock the screen to prevent unauthorized WHAT CAN HJJLZZ[V`V\YÄSLZ YOU DO? ࠮ Observe good security habits. Follow our policies to prevent unauthorized access not only to our buildings and vehicles, but also to our networks and systems. Keep keys, ID cards, access cards, and passwords protected. ࠮ Observe good cybersecurity to avoid phishing, malware, ransomware, and other forms of attack that could put our operations at risk. 40 WE PRESERVE OUR REPUTATION

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED Information drives everything we do – that’s why PROTECTING CONFIDENTIAL each of us has a responsibility to collect it, use it, INFORMATION and handle it responsibly. INFORMATION ABOUT PEOPLE Protecting the personal information of our What is … coworkers, customers, and third parties is Personal Information? another way for us to do the right thing. It is yet another way we show respect for 7KHGHðQLWLRQFDQYDU\JUHDWO\ those who rely on us. depending on your location, but generally includes any data that As a company, UGI abides by all applicable could – directly or indirectly – data privacy laws and regulations and is identify someone, such as a committed to handling information the right person’s: way. As an employee, you are responsible • Name; for protecting the privacy of the individuals who have provided you with their personal • Address; information, as well as helping reduce the risk of a data loss or breach, by following • Email; your business unit policies as they relate to: • Phone number; Collecting personal information • Bank or credit card information; Classifying personal information • ,GHQWLðFDWLRQQXPEHU Using and sharing personal information • Birth date; Storing and disposing of personal • %HQHðWVSD\RU information performance information; or • IP address, geolocation, account passwords, biometric information, and household information. 41 WE PRESERVE OUR REPUTATION

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PROTECTING CONFIDENTIAL INFORMATION continued

INFORMATION ABOUT UGI

Depending on your job, you may have access to confidential Company information, including customer data, business and marketing plans, pricing policies and practices, nonpublic financial information, budgets and forecasts, acquisition and strategic plans, and operating policies and practices.

When you protect this information, as well as UGI's intellectual property, you help us to be successful and maintain a leadership position in the marketplace. Discoveries, inventions, concepts, written materials, and trade secrets that are created using Company time, resources, or materials are also the property of UGI.

INFORMATION ABOUT THIRD PARTIES

What about information that's not ours? We have a responsibility to respect the confidential business information and intellectual property of our customers, vendors, partners, and other third parties, too.

If you have access to their information, handle it with the same level of care you apply to UGI's information and intellectual property. Honor all confidentiality and nondisclosure agreements, and do your part to protect the privacy of third parties and their information from loss or unauthorized disclosure.

What is ... Intellectual Property?

Inventions, discoveries, or written materials that are unique to UGI and make us who we are, including:

- Trade secrets;
- Copyrights;
- Trademarks;
- Designs;
- Logos; and
- Other Company-specific proprietary information.



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PROTECTING CONFIDENTIAL INFORMATION continued

WHAT CAN YOU DO?

- Respect the privacy of all individuals and be committed to taking appropriate measures to protect personal information against unauthorized access.
- Collect confidential and personal information by lawful and fair means and, use, process, and keep it only for legitimate business purposes. Access only the information you need to complete your work, and retain it (or dispose of it) in accordance with your business unit's data retention and destruction procedures.
- Share confidential information only on a need-to-know basis, limiting access to those – inside or outside of UGI – who require the information to do their jobs. Make sure there is a confidentiality or nondisclosure agreement in place before you share information with anyone outside of UGI.

WHAT CAN YOU DO?

- Immediately report all suspected data breaches or the theft or loss of personal and/or confidential information (or devices with personal and/or confidential information on them) to your manager and the IT Department.
- If you should leave UGI, return all proprietary information in your possession and do not share our confidential information with your new employer. Remember, your obligation to protect our confidential information is forever.
- In the event confidential and personal information is eligible for destruction, follow applicable procedures for disposal of this information, complying with any legal requirements associated with the type of information (paper or electronic).

If you have any questions relating to data privacy, please contact UGI's Data Protection Officer (DPO) at Privacy@ugicorp.com.

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PROTECTING CONFIDENTIAL INFORMATION continued

EVERYDAY INTEGRITY

Q: I believe that I may have clicked on an external link asking for my professional login and password. What should I do?

A: Immediately contact your respective IT Department and make them aware of the issue. You may also contact the Integrity Helpline.

Q: I keep many paper files that have customer information on them. Is it OK for me to leave these papers in my Company vehicle?

A: Take responsible precautions to protect this information. If you must carry paper files that have confidential data, store the papers in a place not visible from outside the vehicle and lock all vehicle doors.

Q: A coworker accidentally sent me an email containing personal information about some of our customers. I am not authorized to have the information she sent. What should I do?

A: You should report the issue right away, and in the meantime, do not read the information or distribute it further. Sending our customers' personal information to someone not authorized to have it could cause harm to those customers and to UGI's reputation.

EVERYDAY INTEGRITY

Q: My Company-issued cell phone was stolen. What should I do?

A: Immediately report any lost or stolen equipment or printed materials that contain confidential Company information or the personal information of coworkers, customers, or third parties to your respective IT Department.

Q: I mistakenly sent a file containing a customer's personal data to another customer. What should I do?

A: Immediately contact your manager and the IT Department to report the incident. Resolving incidents that result in the loss, disappearance, or misuse of personal information as soon as possible helps to reduce the possible impact to the individual(s) concerned, as well as UGI.

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AVOIDING CONFLICTS OF INTEREST

We act in the best interest of UGI and avoid the kinds of situations where conflicts of interest may happen.

WHAT'S A CONFLICT OF INTEREST?

A conflict of interest occurs when your personal interests interfere – or may be perceived by others to interfere – with the decisions you make as an employee of UGI. Conflicts of interest can have a harmful effect on the trust people place in you and in our Company, so it's important to recognize a conflict when you see one.



Although it's not possible to list every conflict of interest scenario, there are certain situations where they frequently happen. Being alert to these types of situations can help you to avoid them:

- **Using UGI's assets or your position** for personal gain
- **Taking for yourself a business deal or opportunity** that you discover through your work at UGI
- **Accepting a second job** that conflicts with the job you do at UGI
- **Leveraging your position at UGI** to hire, promote, or supervise family or close friends
- **Making a large financial investment** in major UGI suppliers, contractors, or customers
- **Working for a competitor** or a company that does (or wants to do) business with UGI
- **Accepting a role as a board or committee member** that interferes with your obligations to UGI
- **Offering or accepting gifts,** meals or entertainment that could be perceived as frequent, excessive or lavish and create a quid pro quo expectation for UGI

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AVOIDING CONFLICTS OF INTEREST continued

DISCLOSING A CONFLICT

If you suspect you may have a conflict, disclose the situation to the UGI Compliance Group or the Law Department. Many conflicts can be avoided or managed if they are disclosed promptly.

WHAT CAN YOU DO?

- Take the time to review our conflicts of interest policy, and be aware that our policy, depending upon the situation, may extend to the activities of your close personal friends and family members, too.
- If you're still not sure if a situation could pose a conflict of interest ask yourself:
  - Could this affect my ability to make an objective decision on behalf of UGI?
  - Would my actions make others – inside or outside of UGI – question my motives or my loyalty to UGI?
- If the right course of action is still not clear, discuss the situation with the UGI Compliance Group or the Law Department.

EVERYDAY INTEGRITY

Q: My wife applied for a job at one of UGI's business units. She is very qualified for the position. Can I tell the hiring manager about her credentials?

A: Yes, you may recommend a family member or close friend for a position – UGI always appreciates the referral of highly qualified individuals – but you may not be involved in the hiring process or supervise a family member. You must also ensure that your wife discloses her relationship with you when applying for the position.

Q: My employee owns a side business that performs a variety of services (including office cleaning, lawn mowing, and snow removal). Am I allowed to have this employee also work as a contractor for our location?

A: You should seek guidance from your respective Human Resources Department, the Law Department or the UGI Compliance Group regarding this situation, as decisions are made on a case-by-case basis.

46 WE PRESERVE OUR REPUTATION

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED AVOIDING CONFLICTS OF INTEREST continued EVERYDAY EVERYDAY INTEGRITY INTEGRITY Q: I am considering an outside business Q: My brothers and I own a business and we venture, selling nutritional supplements. are planning to bid on a project for UGI. Can I use Company bulletin boards What should I do? or email to advertise my products to coworkers? A: You should seek guidance from your manager or the UGI Compliance Group A: No. You may not promote your products regarding required disclosures before or services during Company hours or on you or your brothers submit a bid on Company property, and you may not use the project. UGI’s facilities, resources, or name to support your personal business activity. Q: My manager and I have a great relationship – we work well together and share a lot of the same interests. Would it be against Company policy to ask him out on a date? A: Yes. Dating your manager could pose HJVUÅPJ[VMPU[LYLZ[VYH[SLHZ[NP]L[OL appearance of one since decisions he makes (about the kinds of assignments or working conditions or promotions you’re given) could be viewed by others as preferential or unfair treatment. If you have questions about a potential JVUÅPJ[VMPU[LYLZ[ZLLRN\PKHUJL from the UGI Compliance Group or from Human Resources. See the Maintaining a Respectful Workplace: Anti-harassment section for more information. 47 WE PRESERVE OUR REPUTATION

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KNOWING THE RULES ABOUT GIFTS AND ENTERTAINMENT

We have rules in place that govern gifts and entertainment to avoid even the perception of anything improper.

BUSINESS COURTESY OR BRIBE?

An inexpensive thank-you gift, an informal dinner after a meeting, an offer to attend a local sports event – these are normal and customary ways to build and maintain business relationships. But when a gift or offer goes too far or is offered too frequently, it can create a conflict of interest. That's why UGI has guidelines in place to help you determine what is appropriate … and what isn't.

By following these guidelines and asking questions anytime you are unsure, you maintain your objectivity and foster good, ethical business relationships.

DECLINING A GIFT OR OFFER

If you are offered a gift that doesn't conform to our guidelines, respectfully and politely return the gift and explain UGI's policy.

If you are concerned that declining the gift would be seen as disrespectful (due to cultural reasons, for example), accept the gift on behalf of the Company and contact your manager and the UGI Compliance Group so that we can determine its proper disposition. Often, these gifts may be donated to a charity on behalf of the Company.

What is … a Gift?

Typically a tangible item, such as:

- A modestly priced bottle of wine;
- A box of candy;
- A bouquet of flowers; or
- A promotional t-shirt.

What is … Entertainment?

Typically, an event during which a business discussion takes place, such as:

- A meal at a restaurant;
- A sporting event; or
- A cultural event.

A gift or offer of entertainment that places you under some obligation or influences your decision-making is always inappropriate.

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WHAT CAN YOU DO?

- Make sure you know what's acceptable.
  - Gifts must be lawful, nominal in value, and aligned with our standards and policies; and
  - Entertainment must be non-lavish, reasonable, and infrequent. Both the business partner and the UGI employee responsible for the business relationship must attend the event together (you may not pass off tickets to an employee who has no direct affiliation with the business partner or attend the event without the business partner).
- Make sure you know what's **not** acceptable.
  - Gifts are never acceptable if they are:
    - » Lavish or frequent;
    - » Cash or cash equivalents (e.g., gift cards);
    - » Legally prohibited; or
    - » A quid pro quo (i.e., you give me this, and I will give you that) offer.

WHAT CAN YOU DO?

  - Entertainment is not acceptable if it is:
    - » A specialty ticket to a sporting event like the Super Bowl or World Cup;
    - » An "adult" form of entertainment (e.g., strip clubs); or
    - » A quid pro quo offer.
  - The rules for what you may give to a government official are extremely strict – do not offer or provide anything of value (either directly or indirectly) to a government official without obtaining approval in advance from the UGI Compliance Group or the Law Department (see the Preventing Bribery and Corruption and Contracting With the Government sections of the Code for more information).



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KNOWING THE RULES ABOUT GIFTS AND ENTERTAINMENT continued

EVERYDAY INTEGRITY

Q: An employee I supervise wished to congratulate me on a promotion. She gave me a $200 gift card. Is this an acceptable gift to accept from my direct report?

A: No, you should not accept this gift. First, gift cards are considered cash equivalents and are not permitted by our guidelines. Second, the amount of $200 is considered lavish. And finally, the fact that it was given after a promotion may lead others to view this as a bribe.

Q: A supplier invited me to a local sporting event and provided me with a free ticket. May I attend the game?

A: Yes, provided that the supplier will be joining you for the game and the other facts surrounding this invitation, such as the frequency of such tickets being provided to you, do not create the appearance of a conflict of interest or improper influence. Also, please note the importance of it being a regular season game (as opposed to the World Series or World Cup).

EVERYDAY INTEGRITY

Q: I was invited to an industry conference sponsored and paid for by one of our suppliers. It will be held at a resort and the supplier will pay all expenses including travel and lodging. The purpose of the conference is to demonstrate the supplier's new line of software. May I attend this conference?

A: If there is a business purpose and a benefit to our Company, attendance may be permitted; however, our Company should pay all expenses. You must avoid the appearance of any conflict of interest and never put yourself in a position of being obligated to any certain vendor. Check with your manager or with the UGI Compliance Group for guidance.



50 WE PRESERVE OUR REPUTATION

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED We rely on Company spokespersons to provide COMMUNICATING information about UGI to ensure consistency ABOUT UGI and accuracy. OUTSIDE INQUIRIES As a publicly traded company, UGI’s public statements must be carefully managed to ensure accuracy and compliance with legal requirements. Unless you are a designated spokesperson, don’t speak on behalf of UGI or give the impression that your views represent those of the Company. If you are contacted by the media, investors, or market analysts and asked to discuss Company business, advise the individual that you’re not authorized to respond and refer them to the proper resource. For questions from external parties, contact the UGI Investor Relations team at Investors@ugicorp.com. 51 WE PRESERVE OUR REPUTATION

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COMMUNICATING ABOUT UGI continued

SOCIAL MEDIA

Social media offers a valuable platform for sharing information and maintaining personal and business relationships. But use good judgment. Remember, you are responsible for what you post – make sure your use doesn't violate our Code, our policies, or the law, and make it clear that any opinions you express about our Company are your own, not those of UGI.

If you see posts on social media that you believe are inaccurate or unfairly represent UGI, don't attempt to correct the misinformation, but instead contact your respective Communications Department so they may address it.



WHAT CAN YOU DO?

- Don't speak on behalf of UGI unless you're authorized to do so – refer all inquiries to the appropriate resource.
- Take care in your social media use to:
  - Never disclose proprietary or confidential business information about UGI, our customers, or our business partners;
  - Avoid posting anything that could be discriminatory or constitute harassment; and
  - Think before you hit "send" – remember that what you post online reflects on you personally and, possibly, as an employee and that online communications live forever.

52
WE PRESERVE OUR REPUTATION

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED WE SUPPORT THE COMMUNITY PROTECTING THE ENVIRONMENT HONORING HUMAN RIGHTS VOLUNTEERING AND CONTRIBUTING RESPONSIBLY 53 WE SUPPORT THE COMMUNITY

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED We sustain and protect the environment where PROTECTING THE we live and work. ENVIRONMENT A GOOD STEWARD Our Value of Responsibility speaks to the commitment UGI makes to promoting sustainability and the responsible use of the Earth’s natural resources. We comply with all applicable environmental laws and regulations in the locations where we operate. But we look for opportunities beyond what’s legally mandated to be environmentally responsible in the operation of our facilities, to invest in alternative energy sources, to provide consumers with energy- saving tips, and to forge partnerships with others on environmentally friendly projects. WHAT CAN YOU DO? Follow all safety rules for handling, transporting, and disposing of hazardous waste. ࠮ Promptly report any environmental concerns, including leaks, spills, dumping, or discharging. ࠮ Reduce your environmental footprint – practice recycling where available and reduce your personal consumption of water, energy, and other resources. 54 WE SUPPORT THE COMMUNITY

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED We are committed to treating all people HONORING HUMAN RIGHTS with respect and dignity. STAY ALERT We conduct our business in a manner that WHAT CAN respects the human rights and dignity of all, YOU DO? HUK^LZ\WWVY[PU[LYUH[PVUHSLɈVY[Z[VWYVTV[L and protect human rights, including an absolute ࠮ Report any suspicion or evidence VWWVZP[PVU[VZSH]LY`HUKO\THU[YHɉJRPUNJOPSK of human rights abuses in our labor, and forced labor. operations or in the operations of our suppliers. We never knowingly do business with any ࠮ Remember that respect for human individual or company that violates employment dignity begins with our daily laws or engages in human rights abuses. We interactions with one another also expect our suppliers to source responsibly, and with our suppliers and monitor their suppliers and, where needed, customers. It includes promoting require corrective action. diversity, making reasonable accommodations for disabilities, and doing our part to protect the rights and dignity of everyone with whom we do business. 55 WE SUPPORT THE COMMUNITY

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VOLUNTEERING AND CONTRIBUTING RESPONSIBLY

We are making a positive impact on communities around the corner and across the globe.

CHARITABLE ACTIVITIES

We celebrate employees who are making a positive difference in the communities where they live, work, and play.

We encourage your personal involvement in charitable organizations and causes. Just make sure that your activities are undertaken without pressuring coworkers or business partners to support them and that your participation is in accordance with any local policies.

UGI sponsors many initiatives designed to support communities, too. You are invited (but not required) to dedicate time and talents to advancing education, community development, disaster response, and the environment.

When UGI sponsors an event or makes a contribution, it must be done under appropriate local approval. If you have any questions or concerns, please contact the Law Department.

POLITICAL ACTIVITIES

UGI encourages you to exercise your civic duty.

Personal political activities should be undertaken on your own time, using your own funds and resources. Make it clear that your views and actions don't reflect those of UGI, and don't solicit support – for political candidates, parties, or committee organizations – from others you work with. If you plan to seek or accept a public office, notify your manager in advance. You will need to discuss with your manager and the UGI Compliance Group whether your official duties might affect your work for the Company.

UGI's political action committee (UGI/PAC) allows eligible employees to voluntarily donate personal funds to collectively support political candidates who understand issues important to UGI and our industry in the United States. But there are strict rules and reporting requirements associated with these contributions. For more information, contact the Law Department.



56

WE SUPPORT THE COMMUNITY

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WHAT CAN YOU DO?

- Take care to not let your personal interests interfere with your professional interests. Avoid conflicts of interest. Your charitable and/or political activities should never adversely impact the time or energy you bring to your job at UGI.
- Seek approval from your manager when volunteering or participating in charity events during working hours.
- Be aware that neither UGI (nor the PAC) will reimburse you for any personal charitable or political contributions you make.
- Obtain permission from the Law Department before engaging in lobbying.

EVERYDAY INTEGRITY

Q: May I use the office printer to create flyers for a political event? I am hosting it at my local community center.

A: No. Although UGI encourages your involvement with candidates and causes that are important to you, you may not use Company resources to advance your personal interests, unless you have received approval in advance from Company management to do so.



57
WE SUPPORT THE COMMUNITY

TABLE OF HELPLINE LAST PAGE CONTENTS VIEWED CLOSING THOUGHTS Thank you for reading our Code and making a commitment to doing the right thing. Working together, we’ll maintain the reputation we’ve earned for exceeding the expectations of our customers, being a great place to build a career for our employees, and returning value to our communities and investors. Remember, our success is not only a function of the energy products and services we deliver. It is also a function of the everyday ways in which we deliver them – it is how we do what we do. That is what makes us a great company. As you go about your daily responsibilities as a UGI employee, use the Code as a resource for answers to questions, access to people who can help you, and resources for speaking up about misconduct. I look to each and every member of the UGI family – through lawful and ethical conduct – to build upon the Company’s legacy and to lay the groundwork for serving future generations of customers. Monica M. Gaudiosi *OPLM*VTWSPHUJL6ɉJLY UGI Corporation gaudiosim@ugicorp.com 58 CLOSING THOUGHTS

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HELPFUL RESOURCES

Need help? Talk to your manager, any member of management, or your local Human Resources representative. Contact information for other key resources is listed below.

CONTACT	CONTACT INFORMATION
Corporate Human Resources	HumanResources@ugicorp.com
Corporate Internal Audit Department	InternalAudit@ugicorp.com
Corporate Investor Relations	Investors@ugicorp.com
Corporate Law Department	LawDepartment@ugicorp.com
UGI's Data Protection Officer	Privacy@ugicorp.com
The UGI Compliance Group	Compliance@ugicorp.com
The UGI/AmeriGas Integrity Helpline	Share your concern online: https://ugiamerigasethicshelpline.tnwreports.com Share your concern via phone: In the United States, call toll-free: 866-384-4272 For all other countries, access dialing instructions here: https://ugiamerigasethicshelpline.tnwreports.com/Phone

WAIVERS

Waivers of or exceptions to the Code require specific prior written approval of the Chief Executive Officer, the Chief Compliance Officer, the Company's Board of Directors or a Board committee prior to undertaking any action or activity that would otherwise be deemed a Code violation. Any waivers granted will be publicly disclosed as required.

Regarding U.S. employees only, nothing in this Code or in any of our policies is intended to limit or interfere with the right to engage in activities protected under Section 7 of the U.S. National Labor Relations Act, such as discussions related to wages, hours, working conditions, health hazards, and safety issues.

59 HELPFUL RESOURCES

THE UGI CODE OF BUSINESS CONDUCT AND ETHICS 2019